EXHIBIT 11
                           DATA GENERAL CORPORATION

           COMPUTATION OF PRIMARY AND FULLY DILUTED EARNINGS PER SHARE
                                 (Unaudited)

                     (In thousands except per share amounts)

                                          Quarter Ended       Six Months Ended
                                         -----------------    -----------------
                                         Mar. 30   Mar. 25    Mar. 30   Mar. 25
                                           1996      1995       1996      1995
                                         -------   --------   -------   -------
Primary earnings per share:
Net income (loss)  . . .  . . . . . . . . $6,334   $(11,061)  $11,043   $13,145
                                          ======   ========   =======   =======
Weighted average shares outstanding . . . 38,563     36,906    38,322    36,728

Incremental shares from use of treasury
  stock method for stock options. . . . .  2,795         --     2,511       831
                                           -----      -----     -----     -----
Common and common equivalent
  shares, where applicable  . . . . . . . 41,358     36,906    40,833    37,559
                                          ======     ======    ======    ======
Net income (loss) per share . . . . . . .  $0.15     $(0.30)    $0.27     $0.35
                                           =====     ======     =====     =====
Earnings per share assuming full
  dilution: (a)
Net income (loss) . . . . . . . . . . . . $6,334   $(11,061)  $11,043   $13,145
                                          ======   ========   =======   =======

Weighted average shares outstanding . . . 38,563     36,906    38,322    36,728

Incremental shares from use of treasury
  stock method for stock options. . . . .  2,801         --     2,514       867
                                           -----      -----     -----     -----
Common and common equivalent shares
  assuming full dilution, where
  applicable. . . . . . . . . . . . . . . 41,364     36,906    40,836    37,595
                                          ======     ======    ======    ======
Net income (loss) per share . . . . . . .  $0.15     $(0.30)    $0.27     $0.35
                                           ====      ======     =====     =====

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(a)   For the quarters and six-month periods ended March 30, 1996, and March
25, 1995, the assumed conversion of convertible debentures, giving effect to the incremental shares and the adjustment to reduce interest expense, results
in anti-dilution and has therefore been excluded from the computation.   For
the quarter ended March 25, 1995, the assumed exercise of options outstanding under the company's stock options plan using the treasury stock method, is anti-dilutive and has been excluded from the computation.